   As filed with the Securities and Exchange Commission on January 19, 1999

                                                      Registration No. 333-58961

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               KERAVISION, INC.
            (Exact Name of Registrant as specified in its charter)

        Delaware                                     77-0328942
 (State of incorporation)               (I.R.S. Employer Identification No.)


                              48630 Milmont Drive
                           Fremont, California 94538
                                (510) 353-3000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               Thomas M. Loarie
                Chairman, President and Chief Executive Officer
                               KeraVision, Inc.
                              48630 Milmont Drive
                           Fremont, California 94538
                                (510) 353-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                                Michael W. Hall
                               Venture Law Group
                          A Professional Corporation
                              2800 Sand Hill Road
                         Menlo Park, California 94025
                                (650) 854-4488

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.


  If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     The purpose of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement") of KeraVision, Inc., is solely to file the form of prospectus supplement contained herein.

Prospectus Supplement
---------------------
(To Prospectus dated July 22, 1998)





                              KERAVISION, INC.

                                COMMON STOCK

                     -----------------------------------

          The information contained herein supplements and updates information contained in the Prospectus dated July 22, 1998 (the "Prospectus") relating to the offering (the "Offering") of an aggregate of 2,565,000 shares of Common Stock of KeraVision, Inc. (the "Company").

          The information contained herein should be considered in conjunction with, and is qualified in its entirety by, the information contained in the Prospectus, which provides a more complete description of the Offering, the Company and other considerations.

          No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the Prospectus in connection with the offer made by this Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by KeraVision, Inc. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of KeraVision, Inc. since the date hereof. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                     -----------------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
             SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS.
                   ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                     -----------------------------------




           The date of this Prospectus Supplement is _______ __, 1999

          This Prospectus Supplement (the "Prospectus Supplement") supplements the Prospectus dated July 22, 1998 (the "Prospectus") of KeraVision, Inc. (the "Company") relating to the public offering (which is not being underwritten) and sale of up to 2,565,000 shares of Common Stock (the "Shares"), of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest of such stockholders that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders").

          Certain Selling Stockholder that are partnerships have informed the Company that they may make partnership distributions of certain shares of the Company's Common Stock held by them. As a result of such distributions, certain limited partners of these Selling Stockholders may receive up to an aggregate of 1,995,000 shares of Common Stock, (representing the number of shares of Common Stock issuable to such Selling Stockholders upon conversion of the Series B Shares issued and sold to them on June 12, 1998, and Series B Shares that may be issued to such Selling Stockholders as dividends in the two-year period ending on June 12, 2000) representing approximately 13.0% of the total outstanding shares of Common Stock of the Company (based on 12,775,763 shares outstanding as of January 14, 1999 and the shares that may be issued in the Offering). As a result, such distributees would become Selling Stockholders under the Prospectus.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the Common Stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the Selling Stockholders are payable individually by the Selling Stockholders. All amounts are estimates except the registration fee.

                                                                                                Amount
                                                                                              To be Paid
                                                                                              ----------
Registration Fee..................................................................                $5,958.70
Legal Fees and Expenses...........................................................               $50,000.00
Accounting Fees and Expenses......................................................                $5,000.00
Fees of Cowen & Company in connection with the Private Placement
    and related transactions......................................................            $1,300,000.00

   Total..........................................................................            $1,360,958.70

Item 15. Indemnification of Directors and Officers

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

        The Company's Certificate of Incorporation, as amended, limits the liability of directors and officers for monetary damages arising from breach of their fiduciary duty of care to the fullest extent permissible under Delaware law, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty). The Company's Bylaws further provide for indemnification of directors, officers, employees and corporate agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Company has entered into indemnification agreements with its officers and directors and maintains director and officer liability insurance.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

                   Exhibit
                    Number       Description of Exhibit
                   -------       ----------------------

                    3.6 +        Certificate of Designation of Rights, Preferences and Privileges of Series B
                                 Convertible Preferred Stock of KeraVision, Inc.

                    5.1 +        Opinion of Venture Law Group, A Professional Corporation

                   10.25 +       Series B Convertible Preferred Stock Purchase Agreement dated as of
                                 June 12, 1998

                   10.26 +       Investors' Rights Agreement dated as of June 12, 1998

                   23.1 +        Consent of Ernst & Young LLP, Independent Auditors



                23.2 +             Consent of Counsel (included in Exhibit 5.1)

                24.3 +             Power of Attorney (see Pages II-3 to II-4)

              -------------

              + Previously filed.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

            (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 19th day of January 1999.


                                     KERAVISION, INC.


                                     By: /s/  Thomas M. Loarie
                                         ---------------------
                                         Thomas M. Loarie
                                         President, Chief Executive Officer and
                                         Chairman of the Board of Directors
                                         (Principal Executive Officer)


            Signature                                      Title                                 Date
--------------------------------      -----------------------------------------------      ----------------

     /s/ Thomas M. Loarie             President, Chief Executive Officer and               January 19, 1999
     ----------------------           Chairman of the Board of Directors
     Thomas M. Loarie                 (Principal Executive Officer)


               *                      Vice President, Finance and Administration,          January 19, 1999
     ----------------------           Chief Financial Officer and Assistant Secretary
      Mark Fischer-Colbrie            (Principal Financial and Accounting
                                      Officer)


               *                      Director                                             January 19, 1999
     ----------------------
         Charles Crocker


               *                      Director                                             January 19, 1999
     ----------------------
          Kshitij Mohan


               *                      Director                                             January 19, 1999
     ----------------------
        Arthur M. Pappas


               *                      Director                                             January 19, 1999
     ----------------------
         Steven N. Weiss


*By: /s/Thomas M. Loarie                                                                   January 19, 1999
     ----------------------
     Thomas M. Loarie,
     Attorney-In-Fact